Exhibit 99.3

SPECTRUM BRANDS HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On May 21, 2015, Spectrum Brands Holdings, Inc. (the “Company” and, together with its consolidated subsidiaries, including SB/RH Holdings, LLC and Spectrum Brands, Inc., “Spectrum Brands”) completed the acquisition (the “AAG Acquisition”) of Armored AutoGroup Parent Inc. (“AAG”) pursuant to the Agreement and Plan of Merger by and among AAG, the Company, Ignite Merger Sub, Inc. and, solely in its capacity as representative, Avista Capital Partners II GP, LLC, dated as of April 28, 2015 for $1.4 billion in cash. Spectrum Brands funded the AAG Acquisition with the proceeds of its offering of an aggregate principal amount of $1,000 million of Spectrum Brands, Inc.’s 5.750% Senior Notes due 2025 (the “SBI 5.75% Notes”) and its registered offering of $575 million of shares of the Company’s common stock (the “SBH Equity Offering”).

The following unaudited pro forma condensed combined financial statements for the year ended September 30, 2014, the date of the latest publicly available annual financial information for the Company, and the six month period ended March 29, 2015, the date of the latest publicly available interim financial information for the Company, gives effect to the AAG Acquisition for such periods. The unaudited pro forma condensed combined financial statements shown below reflect historical financial information and have been prepared on the basis that the transaction will be accounted for using the acquisition method of accounting under Accounting Standards Codification Topic 805: “Business Combinations” (“ASC 805”). Accordingly, the assets acquired and liabilities assumed in the AAG Acquisition will be measured at their respective fair values with any excess reflected as goodwill. The unaudited pro forma condensed combined financial statements presented assume that AAG is a wholly owned subsidiary of Spectrum Brands.

The following unaudited pro forma condensed combined statement of financial position at March 29, 2015 is presented on a basis to reflect the AAG Acquisition and related transactions as if they had occurred on March 29, 2015. The following unaudited pro forma condensed combined statements of income for the year ended September 30, 2014 and the six month period ended March 29, 2015 are presented on a basis to reflect the AAG Acquisition and related transactions as if they had occurred on October 1, 2013. Because of different fiscal period ends, and in order to present results for comparable periods, the unaudited pro forma condensed combined statement of income for the year ended September 30, 2014 combines Spectrum Brands’ audited historical consolidated statement of income for the year then ended with the AAG audited historical consolidated statement of income information for the twelve month period ended December 31, 2014. The unaudited pro forma condensed combined statement of income for the year ended September 30, 2014 also includes the statement of income for IDQ Holdings, Inc. (“IDQ”) from January 1 through March 16, 2014 as AAG acquired IDQ on March 17, 2014. The unaudited pro forma condensed combined statement of income for the six months ended March 29, 2015 combines Spectrum Brands unaudited consolidated statement of income for the six months ended March 29, 2015 with the AAG historical consolidated statement of income information for the six month period ended March 31, 2015, which has been derived by combining the consolidated statement of income for the three month period ended March 31, 2015 and the historical unaudited consolidated statement of income for the three month period ended December 31, 2014. As a result of the foregoing, the AAG historical unaudited consolidated statement of income for the three month period ended December 31, 2014 is included in the unaudited pro forma condensed combined financial statements for both the year ended September 30, 2014 and the six month period ended March 29, 2015. See Note 1 to the Unaudited Pro Forma Condensed Combined Financial Statements for additional information. Pro forma adjustments are made in order to reflect the potential effect of the AAG Acquisition and related transactions on the income statement.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the notes to unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements and the notes to unaudited pro forma condensed combined financial statements are based on, and should be read in conjunction with Spectrum Brands’ historical audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 29, 2015, the AAG historical audited consolidated financial statements and the notes thereto for the fiscal year ended December 31, 2014 and the AAG unaudited consolidated financial statements and notes thereto for the quarterly period ended March 31, 2015.

The process of valuing the AAG tangible and intangible assets acquired and liabilities assumed, as well as evaluating accounting policies for conformity, is still in the preliminary stages. Accordingly, the purchase accounting adjustments included in the unaudited pro forma condensed combined financial statements are preliminary and have been made solely for the purpose of providing these unaudited pro forma condensed combined financial statements. For purposes of the unaudited pro forma condensed combined financial statements, Spectrum Brands has made preliminary adjustments, where sufficient information is available to make a fair value estimate, to those tangible and intangible assets acquired and liabilities assumed based on preliminary estimates of their fair value as of March 29, 2015. For those assets and liabilities where insufficient information is available to make a reasonable estimate of fair value, the unaudited pro forma condensed combined financial statements reflect the historical carrying value of those assets and liabilities at March 29, 2015. A final determination of the fair values of assets acquired and liabilities assumed will include management’s consideration of a final valuation. Spectrum Brands currently expects that the process of determining the fair values of the tangible and intangible assets acquired and liabilities assumed will be completed within one year of the acquisition date. Material revisions to Spectrum Brands’ preliminary estimates could be necessary as more information becomes available through the completion of this final determination. The final amounts may be materially different from the information presented in these unaudited pro forma condensed combined financial statements due to a number of factors, including changes in market conditions and financial results which may impact cash flow projections used in the valuation and the identification of additional conditions that existed as of the date of the AAG Acquisition which may impact the fair value of the AAG net assets.

Spectrum Brands and AAG’s historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the AAG Acquisition; (2) factually supportable; and (3) with respect to the unaudited pro forma statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements do not reflect any revenue enhancements, cost savings from operating efficiencies, synergies or other restructurings, or the costs and related liabilities that would be incurred to achieve such revenue enhancements and cost savings, which could result from the AAG Acquisition.

The pro forma adjustments are based upon available information and assumptions that the managements of Spectrum Brands and AAG believe reasonably reflect the AAG Acquisition. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of Spectrum Brands would have been had the AAG Acquisition occurred on the dates assumed, nor are they necessarily indicative of the future consolidated results of operations or the financial position of Spectrum Brands.

Spectrum Brands Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statement of Financial Position

As of March 29, 2015

(Unaudited)

(Amounts in millions)

	Spectrum Brands Holdings, Inc.	Armored AutoGroup Parent, Inc.	Pro Forma Adjustments	Note	Pro Forma Combined
	March 29, 2015	March 31, 2015
Current assets:
Cash and cash equivalents	$87.8	$46.2	$4.7	(A)	$138.7
Receivables:
Trade accounts receivable, net of allowances	494.8	116.9	—		611.7
Other	91.3	—	—		91.3
Inventories	814.0	60.8	15.0	(B)	889.8
Deferred income taxes	30.1	5.4	5.0	(C)	40.5
Prepaid expenses and other	68.9	10.5	(1.4)	(D)	78.0

Total current assets	1,586.9	239.8	23.3		1,850.0
Property, plant and equipment, net	461.7	29.8	12.2	(E)	503.7
Deferred charges and other	36.3	0.1	—		36.4
Goodwill	1,516.1	519.8	410.9	(F)	2,446.8
Intangible assets, net	2,108.6	466.6	(37.6)	(G)	2,537.6
Debt issuance costs	52.4	1.9	17.6	(D)	71.9

Total assets	$5,762.0	$1,258.0	$426.4		$7,446.4

Current liabilities:
Current maturities of long-term debt	$96.3	$3.0	$(3.0)	(H)	$96.3
Accounts payable	444.3	30.5	2.0	(D)	476.8
Accrued liabilities:					—
Wages and benefits	62.3	3.7	—		66.0
Income taxes payable	20.1	1.0	(9.5)	(C)	11.6
Accrued interest	39.8	30.1	(30.1)	(I)	39.8
Other	147.8	29.4	—		177.2

Total current liabilities	810.6	97.7	(40.6)		867.7
Long-term debt, net of current maturities	3,279.8	810.9	189.1	(H)(J)	4,279.8
Employee benefit obligation, net of current portion	71.8	0.7	—		72.5
Deferred income taxes	505.1	137.6	(42.5)	(C)	600.2
Other	21.1	3.6	—		24.7

Total liabilities	4,688.4	1,050.5	106.0		5,844.9
Commitments and contingencies
Shareholders’ equity:
Common stock	0.5	2.9	(2.8)	(K)(L)	0.6
Additional paid-in-capital	1,455.7	352.7	210.5	(K)(L)	2,018.9
Accumulated (deficit) earnings	(239.2)	(123.0)	87.6	(L)(M)	(274.6)
Accumulated other comprehensive income (loss)	(134.4)	(25.1)	25.1	(L)	(134.4)

	1,082.6	207.5	320.4		1,610.5
Less treasury stock at cost	(52.7)	—	—		(52.7)

Total shareholders’ equity	1,029.9	207.5	320.4		1,557.8
Non-controlling interest	43.7	—	—		43.7

	1,073.6	207.5	320.4		1,601.5

Total liabilities and shareholders equity	$5,762.0	$1,258.0	$426.4		$7,446.4

See accompanying notes to unaudited pro forma condensed combined financial statements

(Unaudited).

Spectrum Brands Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended September 30, 2014

(Unaudited)

(Amounts in millions, except per share amounts)

	Spectrum Brands Holdings, Inc.	Armored AutoGroup Parent, Inc.	IDQ Holdings, Inc.	Pro Forma Adjustments	Note	Pro Forma Combined
	12 months ended September 30, 2014	12 months ended December 31, 2014	January 1, 2014 through March 16, 2014
Net sales	$4,429.1	$410.0	$33.3	$—		$4,872.4
Cost of goods sold	2,856.5	226.0	18.4	—	(N)	3,100.9
Restructuring and related charges	3.7	—	—	—		3.7

Gross Profit	1,568.9	184.0	14.9	—		1,767.8
Selling	678.2	49.9	1.7	—		729.8
General and administrative	321.6	86.9	8.6	(34.3)	(O)(P)	382.8
Research and development	47.9	2.9	—	—		50.8
Intangible asset and goodwill impairment	—	7.0	—	(7.0)	(Q)	—
Acquisition and integration charges	20.1	—	—	—		20.1
Restructuring and related charges	19.2	—	—	—		19.2

Total operating expenses	1,087.0	146.7	10.3	(41.3)		1,202.7

Operating income	481.9	37.3	4.6	41.3		565.1
Interest expense	202.1	71.5	4.6	(15.0)	(R)	263.2
Other expense, net	6.3	1.3	0.2	—		7.8

Income (loss) from continuing operations before income taxes	273.5	(35.5)	(0.2)	56.3		294.1
Income tax expense (benefit)	59.0	(11.0)	—	2.5	(S)	50.5

Net income (loss)	214.5	(24.5)	(0.2)	53.8		243.6
Net income attributable to non-controlling interests	0.4	—	—	—		0.4

Net income (loss) attributable to Parent	$214.1	$(24.5)	$(0.2)	$53.8		$243.2

Basic:
Net income	$4.07					$4.14
Weighted average shares of common stock outstanding	52.6			6.2	(K)	58.8

Diluted:
Net income	$4.02					$4.09
Weighted average shares of common stock outstanding	53.3			6.2	(K)	59.5

See accompanying notes to unaudited pro forma condensed combined financial statements

(Unaudited).

Spectrum Brands Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Six Month Period Ended March 29, 2015

(Unaudited)

(Amounts in millions, except per share amounts)

	Spectrum Brands Holdings, Inc.	Armored AutoGroup Parent, Inc.	Pro Forma Adjustments	Note	Pro Forma Combined
	Six months ended March 29, 2015	Six months ended March 31, 2015
Net sales	$2,134.8	$187.8	$—		$2,322.6
Cost of goods sold	1,389.5	108.9	—	(N)	1,498.4
Restructuring and related charges	0.4	—	—		0.4

Gross profit	744.9	78.9	—		823.8
Selling	332.9	16.2	—		349.1
General and administrative	152.6	44.0	(18.0)	(O)(P)	178.6
Research and development	24.0	1.5	—		25.5
Intangible asset and goodwill impairment	—	7.0	(7.0)	(Q)	—
Acquisition and integration charges	20.0	—	—		20.0
Restructuring and related charges	11.4	—	—		11.4

Total operating expenses	540.9	68.7	(25.0)		584.6

Operating income	204.0	10.2	25.0		239.2
Interest expense	93.6	38.7	(8.7)	(R)	123.6
Other expense, net	3.9	0.7	—		4.6

Income (loss) from continuing operations before income taxes	106.5	(29.2)	33.7		111.0
Income tax expense (benefit)	28.6	(10.3)	2.5	(S)	20.8

Net income (loss)	77.9	(18.9)	31.2		90.2
Net income attributable to non-controlling interests	0.3	—	—		0.3

Net income (loss) attributable to Parent	$77.6	$(18.9)	$31.2		$89.9

Basic:
Net income	$1.46				$1.52
Weighted average shares of common stock outstanding	53.0		6.2	(K)	59.2

Diluted:
Net income	$1.46				$1.52
Weighted average shares of common stock outstanding	53.1		6.2	(K)	59.3

See accompanying notes to unaudited pro forma condensed combined financial statements

(Unaudited).

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Unaudited)

(Amounts in millions of dollars, except share and per share figures or as otherwise specified)

(1)	Conforming Interim Periods

Spectrum Brands’ fiscal year end is September 30 while the AAG fiscal year end is December 31. The latest interim period for Spectrum Brands ended on March 29, 2015, and included its results for the second quarter and six month period ended March 29, 2015, while AAG’s latest interim period ended on March 31, 2015, and included its first quarter results for the three month period March 31, 2015. As required by the rules of the Securities and Exchange Commission (“SEC”), the unaudited pro forma condensed combined interim period results presented herein include the results for the latest six month periods of Spectrum Brands and AAG. Accordingly, the AAG historical financial information for the statement of income covering the six month period ended March 29, 2015 has been derived by adding the unaudited results for the three month period ended March 31, 2015 to the audited results for the fiscal year ended December 31, 2014, and deducting the unaudited results for the nine months ended September 30, 2014, as follows:

	12 months ended December 31, 2014	9 months ended September 30, 2014	3 months ended December 31, 2014	3 months ended March 31, 2015	6 months ended March 31, 2015
	A	B	(A – B) = C	D	C + D
Net sales	$410.0	$341.6	$68.4	$119.4	$187.8
Cost of goods sold	226.0	185.2	40.8	68.1	108.9
Restructuring and related charges	—	—	—	—	—

Gross profit	184.0	156.4	27.6	51.3	78.9
Selling (A)	49.9	41.9	8.0	8.2	16.2
General and administrative (A)	86.9	65.0	21.9	22.1	44.0
Research and development	2.9	2.1	0.8	0.7	1.5
Intangible asset and goodwill impairment	7.0	—	7.0	—	7.0

Total operating expenses	146.7	109.0	37.7	31.0	68.7

Operating income (loss)	37.3	47.4	(10.1)	20.3	10.2
Interest expense	71.5	52.1	19.4	19.3	38.7
Other expense, net	1.3	1.0	0.3	0.4	0.7

Income (loss) from operations before income taxes	(35.5)	(5.7)	(29.8)	0.6	(29.2)
Income tax expense (benefit)	(11.0)	(0.5)	(10.5)	0.2	(10.3)

Net income (loss)	$(24.5)	$(5.2)	$(19.3)	$0.4	$(18.9)

(A)	The reclassification of the AAG Selling, general and administrative expenses were made to conform to Spectrum Brands.

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(Amounts in millions of dollars, except share and per share figures or as otherwise specified)

(2)	Basis of Presentation

The AAG Acquisition will be accounted for under the acquisition method of accounting in accordance with ASC 805. In accounting for the transaction, Spectrum Brands will apply its historical accounting policies and recognize the assets and liabilities of AAG at their respective fair values as of May 21, 2015, the closing date of the AAG Acquisition. In preparing the unaudited pro forma condensed combined financial statements, the assets and liabilities of AAG have been measured at their estimated fair values on a preliminary basis using estimates and assumptions that Spectrum Brands management believes are reasonable based on information currently available. Use of different estimates and judgments could yield materially different results.

For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, Spectrum Brands used the guidance in ASC Topic 820, “Fair Value Measurement and Disclosure” (“ASC 820”), which established a framework for measuring fair values. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, under ASC 820, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, Spectrum Brands may be required to value assets of AAG at fair value measures that do not reflect Spectrum Brands’ intended use of those assets. Use of different estimates and judgments could yield different results.

(3)	Significant Accounting Policies

The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies between Spectrum Brands and AAG. Spectrum Brands is in the process of reviewing the accounting policies of AAG to ensure their conformity with those of Spectrum Brands and, as a result of that review, Spectrum Brands may identify differences between the accounting policies of the two companies, that when conformed, could have a material impact on the unaudited condensed combined financial statements. At this time, Spectrum Brands is not aware of any differences in accounting policies that would have a material impact on the unaudited pro forma condensed combined financial statements.

(4)	Preliminary Consideration Transferred

The acquisition method of accounting requires that the consideration transferred in a business combination be measured at fair value as of the closing date of the AAG Acquisition. The following summarizes the preliminary consideration paid for AAG:

Cash paid to AAG shareholders and option holders	$613.7
Cash paid to repay in full the AAG senior credit facilities	282.2
Assumption of AAG and IDQ Notes (a)	540.0
Cash paid to settle pre-acquisition costs incurred by AAG	25.5
Cash paid to escrow account for post close working capital and other adjustments	10.0

Preliminary purchase price of AAG	$1,471.4

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(Amounts in millions of dollars, except share and per share figures or as otherwise specified)

(a) Consists of $275.0 aggregate principal amount of Armored AutoGroup Inc.’s 9 1⁄4% Senior Notes due 2018, $220.0 aggregate principal amount of IDQ Holdings, Inc.’s 11.500% Senior Secured Notes due 2017 and $45.0 aggregate principal amount of IDQ Acquisition Corp.’s 14.00%/14.75% Senior Secured PIK Notes due 2017 (collectively, the “AAG and IDQ Notes”) assumed (cash was subsequently paid to redeem such notes on June 15, 2015, June 22, 2015 and June 22, 2015, respectively).

(5)	Preliminary Fair Values of Net Assets Acquired

For the purposes of the unaudited pro forma condensed combined financial statements, Spectrum Brands made preliminary estimates of the fair values of the assets acquired and liabilities assumed in the AAG Acquisition. These estimates have been recognized in preparing the unaudited pro forma condensed combined financial statements and the excess of the preliminary consideration transferred (see Note 4) on an assumed acquisition date of March 29, 2015 has been reflected as goodwill. On this basis, Spectrum Brands has estimated that the amounts recorded in accounting for the AAG Acquisition would be as follows:

Preliminary purchase price of AAG	$1,471.4
Less: Carrying value of net assets acquired	35.0
Less: Fair value of indefinite lived tradenames	299.0
Less: Fair value of customer relationships	66.0
Less: Fair value of developed technology	45.0
Less: Fair value of licensing arrangement	19.0
Less: Increase in net fair value of tangible assets acquired less liabilities assumed	76.7

Residual goodwill	$930.7

Carrying value of AAG net assets as of March 31, 2015	$207.5
Plus: Settled acquired pre-acquisition debt	813.9
Less: Historical intangible assets	(466.6)
Less: Historical goodwill	(519.8)

Total carrying value of net assets acquired	$35.0

(6)	Pro Forma Reclassifications and Adjustments for the AAG Acquisition

(A)	Adjustment reflects the net addition to cash as a result of the AAG Acquisition and related transactions. The adjustment consists of the following:

Proceeds from the SBH Equity Offering, net of commissions	$563.3
Gross proceeds from the SBI 5.75% Notes	1,000.0
Financing fees related to the SBI 5.75% Notes	(17.5)
Preliminary consideration paid for AAG	(931.4)
AAG transaction costs paid by Spectrum Brands	(31.0)

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(Amounts in millions of dollars, except share and per share figures or as otherwise specified)

Principal payment of AAG and IDQ Notes	(540.0)
Payment of AAG and IDQ Notes accrued interest	(10.2)
Payment of call premium related to AAG and IDQ Notes	(28.5)

Total pro forma adjustment to cash	$4.7

(B)	An adjustment of $15.0 was recorded to adjust inventory to estimated fair value. Finished goods were valued at estimated selling prices less the sum of estimated costs of disposal and reasonable profit allowance for selling effort.

(C)	Adjustment reflects the net increase in current tax assets of $5.0, the net decrease in current income tax liabilities of $9.5 and the net decrease in long term deferred tax liabilities of $8.9, resulting from the recognition of the tax effects of the pro forma adjustments related to certain acquired assets, assuming a 35% effective tax rate. The adjustment also reflects the release of $33.6 of Spectrum Brands valuation allowance, which is part of net long-term deferred taxes.

(D)	Adjustment reflects the elimination of current debt issuance costs of $1.4 and long-term debt issuance costs of $1.9 related to the AAG Term Loan and the AAG and IDQ Notes that were retired in connection with the AAG Acquisition. Adjustment also reflects the addition of $19.5 of new long-term debt issuance costs related to the $1,000.0 of SBI 5.75% Notes that were issued as part of the AAG Acquisition. Of the $19.5 long-term debt issuance costs, $17.5 were paid upon the close of the AAG Acquisition and $2.0 is reflected within accounts payable.

(E)	Adjustment reflects the recognition of acquired property, plant and equipment at estimated fair value based on a preliminary valuation.

(F)	Adjustment reflects net effect of the elimination of the AAG historical goodwill balance and the establishment $930.7 of goodwill resulting from the AAG Acquisition transaction based on a preliminary valuation of the assets acquired and liabilities assumed.

(G)	Adjustment reflects net effect of the elimination of the AAG historical intangible asset balance and the recording of the identifiable intangible assets acquired in the AAG Acquisition at their estimated fair value of $429.0.

As part of the AAG Acquisition, certain AAG intangible assets were identified and their fair value was estimated. These identifiable intangible assets principally consist of customer relationships, the AAG portfolio of trade names, proprietary technology and a licensing agreement. The total estimated fair value of the acquired identifiable intangible assets of $429.0 is based on a preliminary valuation.

The preliminary estimates of the fair values of the intangible assets acquired are as follows: $299.0 for indefinite lived trade names, $66.0 for branded and private label relationships, $45.0 for proprietary technology and $19.0 for a license agreement. Customer relationships were valued utilizing the multi-period excess earnings method. The relief-from-royalty method was used to value the AAG portfolio of trade names and the proprietary technology.

The customer relationships and proprietary technology intangible assets are subject to amortization, using the straight line method, over their estimated useful lives. The preliminary estimates of useful lives of the acquired intangible assets subject to amortization are as follows: 8-10 years for proprietary technology, 13-15 years for branded and private label relationships and 8-10 years for licensing agreements. The majority of acquired trade names are considered to be indefinite-lived intangible assets and are not amortized.

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(Amounts in millions of dollars, except share and per share figures or as otherwise specified)

(H)	Adjustment reflects the repayment of the AAG Term Loan in conjunction with the closing of the AAG Acquisition. As of March 31, 2015, the balance of the former AAG Term Loan was $275.3, which consisted of current maturities of long-term debt of $3.0 and long-term debt of $272.3. The adjustment also includes the June 2015 repayments of the AAG and IDQ Notes, which totaled $538.6 and were included in long-term debt as of March 31, 2015. The AAG and IDQ Notes were called and redeemed in conjunction with the AAG Acquisition.

(I)	Adjustment reflects the elimination of accrued interest of $30.1 as of March 31, 2015, associated with the AAG Term Loan and the AAG and IDQ Notes.

(J)	Adjustment reflects the $1,000.0 principal amount of the new SBI 5.75% Notes that were issued in connection with the closing of the AAG Acquisition.

(K)	Adjustment reflects the issuance of 6,216,216 shares of the Company, $0.01 par value common stock at $92.50 per share, net of commissions paid.

(L)	Adjustment reflects the elimination of historical equity of AAG.

(M)	Adjustment reflects the net impact of all pro forma adjustments associated with the AAG Acquisition.

(N)	Spectrum Brands estimates cost of sales will increase by approximately $15.0 during the first inventory turn subsequent to the acquisition date as a result of the sale of inventory that was written-up to fair value in purchase accounting. This cost has been excluded from the pro forma adjustments as this amount is considered non-recurring. See (B) above for further explanation on the write-up of inventory.

(O)	Adjustment reflects increased depreciation expense of $2.0 and $1.0, respectively, associated with the adjustment to record the AAG property, plant and equipment at fair value for the fiscal year ended September 30, 2014 and the six months ended March 29, 2015.

(P)	Adjustment reflects decreased intangible asset amortization expense of $36.3 and $19.0, respectively, associated with the adjustment to record the AAG intangible assets at fair value for the fiscal year ended September 30, 2014 and the six months ended March 29, 2015.

(Q)	Adjustment reflects the reversal of the AAG intangible asset impairment charge recorded during the three months ended December 31, 2014, as the acquired AAG intangible assets have been reflected at fair value for the fiscal year ended September 30, 2014 and the six months ended March 29, 2015.

SPECTRUM BRANDS HOLDINGS, INC.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS (Unaudited)—(Continued)

(Amounts in millions of dollars, except share and per share figures or as otherwise specified)

(R)	In connection with the AAG Acquisition, Spectrum Brands issued $1,000.0 in 5.75% Notes and incurred related issuance costs. In addition, a substantial portion of the historical AAG debt was repaid in connection with the AAG Acquisition. These changes in the combined debt structure gave rise to interest expense adjustments that resulted in a net decrease to interest expense of $15.0 for the fiscal year ended September 30, 2014, and a net decrease of $8.7 for the six months ended March 29, 2015. The adjustments consist of the following:

	Assumed Interest Rate	Fiscal Year Ended September 30, 2014	Six Months Ended March 29, 2015
New SBI 5.75% Notes—USD ($1,000.0)	5.75%	$58.1	$28.6
Amortization of debt issuance costs of SBI 5.75% Notes	—	2.0	1.0

Total pro forma interest expense		$60.1	$29.6
Less: elimination of interest expense related to prior AAG debt facilities that were repaid		(75.1)	(38.3)

Total pro forma adjustment to interest expense		$(15.0)	$(8.7)

(S)	As a result of Spectrum Brands’ valuation allowance, the pro forma income adjustments do not have income tax consequences, except for the impact on the indefinite lived intangible adjustments, which resulted in the reversal of a $2.5 income tax benefit assuming a 35% effective tax rate. The impact of all other pro forma income adjustments is solely a change in deferred income taxes offset by the change in the valuation allowance.

(7)	Transaction Costs

Spectrum Brands estimates that expenses related to the AAG Acquisition will be approximately $31.1. These costs include fees for investment banking services, advisory, legal, accounting, due diligence, tax, valuation, printing and various other services necessary to complete this transaction. In accordance with ASC 805, these fees and expenses will be charged to expense as incurred. Spectrum Brands’ incurred and recorded an immaterial amount of transaction costs related to the AAG Acquisition, primarily professional fees, in its historical financial results for the periods presented; however, no adjustment was made as these costs were deemed immaterial.